Exhibit 10.34

Payments to Directors

Directors of Torchmark Corporation are currently compensated on the following basis:

(1)	Directors who are not officers or employees of the Company or a subsidiary of the Company (Outside Directors) receive a fee of $2,000 for each physically attended Board or Board Committee meeting, a fee of $500 for each telephonic Board or Board Committee meeting in which they participate, and an annual retainer of $45,000 payable each January for the entire year. They do not receive fees for the execution of written consents in lieu of Board meetings and Board committee meetings. They receive reimbursement for their travel and lodging expenses if they do not live in the area where the meeting is held.

Each Outside Director is automatically awarded annually non-qualified stock options on 6,000 shares of Company common stock on the first day of each calendar year in which stock is traded on the New York Stock Exchange. The entire Board may award non-qualified stock options on a non-formula basis to all or such individual Outside Directors as it shall select. Such options may be awarded at such times and for such number of shares as the Board in its discretion determines. The price of such options shall be the fair market value of the stock on the grant date. Options on 6,000 shares are typically granted pursuant to this non-formula provision on the date of initial election of each new director at fair market value on that date.

Commencing with 1997 retainer and meeting and committee fees (assuming attendance at all scheduled meetings) Outside Directors have been able to annually elect to defer up to 100% of their director compensation for the following year and receive stock options. Such options are awarded with a fair market value exercise price on a January grant date selected by the Compensation Committee.

(2)	Beginning in 2007, the directors serving as Chairmen of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee receive an annual retainer for service as committee chairs of $10,000, $5,000 and $5,000, respectively.

(3)	Directors who are officers or employees of the Company or a subsidiary of the Company have waived receipt of all fees for attending Board meetings. They do not receive fees for the execution of written consents in lieu of Board meetings or Board committee meetings. They also do not receive a fee for attending Board committee meetings or an annual retainer. They are reimbursed their travel and lodging expenses, if any.

(4)	Each person who served as a non-employee director on or prior to February 29, 2000 is eligible to receive upon retirement from the Board a retirement benefit payable annually, in an amount equal to $200 a year for each year of service as a director or advisory director up to 25 years, but not less than $1,200 a year. In determining this benefit, the number of years of service may include years as a director of a subsidiary of the Company if the payment for such years by the Company is in place of a payment which would otherwise be made by the subsidiary. Directors who retired prior to the termination of this retirement benefit program effective February 29, 2000, have been and will continue to receive their retirement benefit payments in cash. Directors with accrued but unpaid retirement benefits under this program on the date of termination converted the present value of such retirement benefits on that date to options in Company common stock. Directors elected after February 29, 2000 will not receive any director retirement benefits.